Exhibit 1.2

ANNEX I

Terms Agreement

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

BANC OF AMERICA SECURITIES LLC

BARCLAYS CAPITAL INC.

CITIGROUP GLOBAL MARKETS INC.

GREENWICH CAPITAL MARKETS, INC.

SCOTIA CAPITAL (USA) INC.

BNP PARIBAS SECURITIES CORP.

CREDIT SUISSE FIRST BOSTON LLC

LEHMAN BROTHERS INC.

WACHOVIA CAPITAL MARKETS, LLC

THE WILLIAMS CAPITAL GROUP, L.P.

c/o Merrill Lynch, Pierce, Fenner & Smith Incorporated

4 World Financial Center

New York, NY 10080

June 9, 2005

Dear Ladies and Gentlemen:

Marriott International, Inc., a Delaware corporation (the “Company”), proposes, subject to the terms and conditions stated herein and in the Underwriting Agreement General Terms and Provisions (the “Terms and Provisions”) attached hereto, to issue and sell to each of the Underwriters named in Schedule I hereto (the “Underwriters”), and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, at the time and place and at the purchase price to the Underwriters set forth in Schedule II hereto, the principal amount of Securities set forth opposite the name of such Underwriter in Schedule I hereto. Each of the provisions of the Terms and Provisions is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Terms Agreement. Each reference to the Representatives herein and in the provisions of the Terms and Provisions so incorporated by reference shall be deemed to refer to you. Terms defined in the Terms and Provisions and the address of the Representatives referred to in Section 11 of the Terms and Provisions and the address of the Representatives referred to in such Section 11 are set forth in Schedule II hereto. Notwithstanding anything to the contrary in the Terms and Provisions, (i) the term “Registration Statement” shall be deemed to include the Company’s registration statements on Form S-3 (File Nos. 333-53860 and 333-94697), and any amendments thereto; (ii) all references to “Arthur Andersen LLP” and to “Arthur Andersen” in the Terms and Provisions shall be deemed to be references to Ernst & Young LLP; (iii) all references to Piper & Marbury L.L.P. shall be deemed to be references to DLA Piper Rudnick Gray Cary US LLP; and (iv) the Company’s treasurer may sign the certificate called for in Section 6(g) in place of the Company’s chief financial officer.

The Representatives hereby confirm and the Company acknowledges that the statements with respect to the public offering of the Securities by the Underwriters set forth under the caption “Underwriting” in the Company’s Prospectus Supplement dated June 9, 2005 to the Company’s

Prospectus dated January 17, 2001 relating to the Securities (the “Prospectus Supplement”) constitute the only information concerning such Underwriters furnished in writing to the Company by or on behalf of the Underwriters specifically for inclusion in the Prospectus Supplement.

If the foregoing is in accordance with your understanding, please sign and return to us two counterparts hereof, and upon acceptance hereof by you, on behalf of each of the Underwriters, this letter and such acceptance hereof, including the provisions of the Terms and Provisions incorporated herein by reference, shall constitute a binding agreement between each of the Underwriters and the Company. It is understood that your acceptance of this letter on behalf of each of the Underwriters is or will be pursuant to the authority set forth in a form of Agreement among Underwriters, the form of which shall be submitted to the Company for examination, upon request, but without warranty on the part of the Representatives as to the authority of the signers thereof.

Very truly yours,

MARRIOTT INTERNATIONAL, INC.

By:	/s/ C.B. Handlon
Name:	Carolyn B. Handlon
Title:	Vice President

Accepted as of the date hereof:

MERRILL	LYNCH, PIERCE, FENNER & SMITH INCORPORATED

BANC OF AMERICA SECURITIES LLC

BARCLAYS CAPITAL INC.

CITIGROUP GLOBAL MARKETS INC.

GREENWICH CAPITAL MARKETS, INC.

SCOTIA CAPITAL (USA) INC.

BNP PARIBAS SECURITIES CORP.

CREDIT SUISSE FIRST BOSTON LLC

LEHMAN BROTHERS INC.

WACHOVIA CAPITAL MARKETS, LLC

THE WILLIAMS CAPITAL GROUP, L.P.

By:	MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Paul Nagle
Name:	Paul Nagle
Title:	Managing Director, Debt Capital Markets

Schedule I

Underwriter	Principal Amount of Securities to be Purchased
Merrill Lynch, Pierce, Fenner & Smith Incorporated.	$140,000,000
Banc of America Securities LLC	35,000,000
Barclays Capital Inc.	35,000,000
Citigroup Global Markets Inc.	35,000,000
Greenwich Capital Markets, Inc.	35,000,000
Scotia Capital (USA) Inc.	35,000,000
BNP Paribas Securities Corp.	7,000,000
Credit Suisse First Boston LLC	7,000,000
Lehman Brothers Inc.	7,000,000
Wachovia Capital Markets, LLC	7,000,000
The Williams Capital Group, L.P.	7,000,000

Total	$350,000,000

Schedule II

Representative:	Merrill Lynch, Pierce, Fenner & Smith Incorporated

Underwriting Agreement:	Terms Agreement dated June 9, 2005, incorporating the Underwriting Agreement General Terms and Provisions dated September 15, 1999

Registration Statement No.:	333-53860 and 333-94697

Title of Securities:	4 5/8 % Series F Notes due 2012

Aggregate principal amount:	$350,000,000

Price to Public:	99.486% of the principal amount of the Securities, plus accrued interest, if any, from June 14, 2005

Underwriting Discount:	0.625%

Indenture:	Indenture dated as of November 16, 1998 between Marriott International, Inc. and JPMorgan Chase Bank, N.A., formerly known as The Chase Manhattan Bank, as trustee

Date of Maturity:	June 15, 2012

Interest Rate:	4 5/8 % per annum, payable semiannually

Interest Payment Dates:	June 15 and December 15, commencing December 15, 2005

Redemption Provisions:	The Securities may be redeemed in whole or in part at any time and from time to time at a redemption price equal to the greater of (1) 100% of the principal amount of the Securities being redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest (not including accrued interest as of the redemption date) on the Securities to be redeemed, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (the yield to maturity of the United States Treasury security, selected by a primary U.S. government securities dealer, having a maturity comparable to the remaining term of the Securities being redeemed) plus 15 basis points, plus, in each case, accrued and unpaid interest on the Securities to the redemption date, on the terms specified in the Prospectus Supplement dated June 9, 2005 relating to the Securities (the “Prospectus Supplement”).

Sinking Fund Provisions:	None

Other Provisions:	As specified in the Prospectus Supplement.

Securities Exchange:	The Securities will not be listed on any exchange

Closing Date and Delivery Date:	June 14, 2005

Closing Location:	DLA Piper Rudnick Gray Cary US LLP
6225 Smith Avenue
Baltimore, Maryland 21209-3600

Address for Notices to Underwriters:	c/o Merrill Lynch, Pierce, Fenner & Smith
Incorporated
4 World Financial Center
New York, NY 10080